EXHIBIT 99.2

Item 2. Properties.
Our gathering systems, the unconventional resource basins in which they operate and the reportable segments in which they are reported are as follows:

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Summit Utica, a natural gas gathering system operating in the Appalachian Basin, which includes the Utica and Point Pleasant shale formations in southeastern Ohio, is included in the Utica Shale reportable segment;

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Bison Midstream, an associated natural gas gathering system operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota, is included in the Williston Basin reportable segment;

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Polar and Divide, crude oil and produced water gathering systems and transmission pipelines operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota, is included in the Williston Basin reportable segment;

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Tioga Midstream, crude oil, produced water and associated natural gas gathering systems operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota, is included in the Williston Basin reportable segment;

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Grand River, a natural gas gathering and processing system operating in the Piceance Basin, which includes the Mesaverde formation and the Mancos and Niobrara shale formations in western Colorado and eastern Utah, is included in the Piceance/DJ Basins reportable segment;

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Niobrara G&P, an associated natural gas gathering and processing system operating in the DJ Basin, which includes the Niobrara shale formation in northeastern Colorado, is included in the Piceance/DJ Basins reportable segment;

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DFW Midstream, a natural gas gathering system operating in the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas, is included in the Barnett Shale reportable segment; and

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Mountaineer Midstream, a natural gas gathering system operating in the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia, is included in the Marcellus Shale reportable segment.

For additional information on our midstream assets and their capacities, see Item 1. Business.
Our real property falls into two categories: (i) parcels that we own in fee and (ii) parcels in which our interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations. Portions of the land on which our gathering systems and other major facilities are located are owned by us in fee title, and we believe that we have valid title to these lands. The remainder of the land on which our major facilities are located are held by us pursuant to long-term leases or easements between us and the underlying fee owner, or permits with governmental authorities. We believe that we have valid leasehold estates or fee ownership in such lands or valid permits with governmental authorities. We have no knowledge of any material challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or license. We believe that we have satisfactory title to all of our material leases, easements, rights-of-way, permits and licenses with the exception of certain ordinary course encumbrances and permits with governmental entities that have been applied for, but not yet issued.
In addition, we lease various office space under operating leases to support our operations. Our headquarters are located in The Woodlands, Texas, and we have additional regional corporate offices in Denver, Colorado and Atlanta, Georgia.

EX 99.2-1